Exhibit 10.10

LICENSE AND PRESERVATION AGREEMENT

LICENSE AND PRESERVATION AGREEMENT, dated as of May 26, 2020 (the “Agreement”), by and among Laird J. Hamilton, Gabrielle A. Reece (together with Mr. Hamilton, the “Licensors”) and Laird Superfood, Inc. (the “Company”).

WHEREAS, each Licensor is the exclusive owner of all right, title and interest in and to (i) his or her image, signature, voice and likeness and goodwill appurtenant thereto, (ii) certain rights of publicity in and to his or her name, image, likeness, voice, signature and other elements of his or her persona and identity, (iii) all rights in and to his or her name, other than those owned by the Company (the “Company Name Rights”), and (iv) all common law and statutory rights in the foregoing (collectively, the “Property”);

WHEREAS, each Licensor and the Company have previously entered into certain Predecessor Agreements (as defined herein) relating to the license of certain intellectual property; and

WHEREAS, the Licensors and the Company wish to terminate the Predecessor Agreements and enter into this Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    The Company’s Acknowledgment of Each Licensor’s Rights. The Company hereby acknowledges that (a) each Licensor exclusively owns all right, title and interest throughout the world (the “Territory”) in and to his or her respective Property (other than the Company Name Rights), which Property has intrinsic value, and (b) each Licensor otherwise reserves all rights to his or her respective Property except those specifically granted to the Company herein or in any other written agreement between such Licensor and Company (other than the Predecessor Agreements). Each Licensor represents and warrants to the Company that, as of the date hereof, he or she has the power and authority to license the Property on the terms and conditions of this Agreement. For the avoidance of doubt, the Company Name Rights include, without reservation, the trademarks which are the subject of U.S. Trademark Registration Nos. 5792515 and 5210869, and pending application Serial Number 88390538.

2.    Use of the Property.

(a)    Subject to the terms and conditions of this Agreement, each Licensor hereby grants to the Company a fully-paid and royalty-free, exclusive license to use any of the Property throughout the Territory on or in connection with any products and services of the Company from time to time (such products and services are referred to herein as the “Licensed Products” and the “Licensed Services,” respectively) during the term of this Agreement (and any applicable sell-off period). During the term of any license pursuant to this Agreement, the Company shall use commercially reasonable efforts to preserve the historical goodwill of the Licensed Products and the Licensed Services. The Company may not transfer, assign or sublicense the licenses granted hereby, except (i) to any of its Affiliates (subject to such transferee, assignee or sublicensee remaining an Affiliate of the Company) or contractors or (ii) as otherwise in accordance with all requirements identified in this Agreement.

(b)    During such time as Mr. Hamilton serves as an officer, director or employee of, or consultant to, the Company, any use of the Property following the Effective Date in accordance with this Agreement that (1) satisfies the Historical Standard, and/or (ii) is not objected to by a Licensor within thirty (30) days of the first intra-company disclosure of a bona-fide intent to make such use, in each case, including any such use relating to either Licensor on or in connection with a Licensed Product or Licensed Service, shall be deemed approved by the applicable Licensor, provided that, with respect to any use that is deemed approved under clause (ii) but not clause (i), Company remains promptly responsive to Licensor inquiries regarding product development and intent to make uses of the Property. For the avoidance of doubt, the Parties agree that all uses of the Property prior to the Effective Date satisfy the Historical Standard.

(c)    During such time as Mr. Hamilton is no longer serving as an officer, director or employee of, or consultant to, the Company, including without limitation by reason of his death, incapacity, resignation or removal, the Company must provide to a Licensor commercially reasonable notice of the intended use of the Property before (i) using the Property in connection with Licensed Products, Licensed Services or other uses which were not deemed approved by the applicable Licensor while Mr. Hamilton served as an officer, director or employee of, or consultant to, the Company pursuant to Section 2(b) hereof, or (ii) developing, using or registering new derivatives of the Property which were not deemed approved while Mr. Hamilton served as an officer, director or employee of, or consultant to, the Company pursuant to Section 2(b) hereof (such new Licensed Products, Licensed Services, other uses and derivatives, “New Uses”). In the event of the death or incapacity of either Licensor, the remaining Licensor shall have the right to receive the foregoing notice of New Uses of the Property of the deceased or incapacitated Licensor. All New Uses shall satisfy the Historical Standard. For the avoidance of doubt, the parties agree that any New Use of the Property or of the Company Name Rights in connection to clothing or apparel shall be primarily directed to the advertising, promotion and/or marketing of Licensed Products or Licensed Services.

(d)    In the event of the death or incapacity of both Licensors, the Company may use the Property for additional New Uses without prior notice, provided that any such New Use satisfies the Historical Standard.

(e)    Upon request, to the extent not provided per Section 2(c), the Company shall keep each Licensor (or his or her legal representatives, heirs or estates) advised of any New Uses that have occurred during the time period specified in such request, so that each Licensor (or his or her legal representatives, heirs or estates) may evaluate the Company’s compliance with the terms hereof.

(f)    Ms. Reece may, upon a Change in Control (as defined herein), revoke the license relating to the Property of Ms. Reece, including uses of Property relating to Ms. Reece in any Licensed Products, Licensed Services or other uses pursuant to Section 2(b), or New Uses pursuant to Section 2(c), upon thirty (30) day written notice given within 60 days after the effective date of such Change of Control and subject to a six-month sell-off period for the Company with respect to its then-current inventory (which period shall commence on the effective date of such revocation). Such revocation shall terminate Ms. Reece’s status as a Licensor.

(g)    Upon any Bankruptcy Event, all licenses granted by the Licensors hereunder shall be automatically revoked, subject solely to a six-month sell-off period for the Company with respect to its then-current inventory.

(h)    Notwithstanding the foregoing, in the event the Company and either Licensor undertakes to collaborate on new Property (e.g., photo shoots, video production, etc.), such Licensor shall be provided a customary review and consent period for the content produced (and shall provide feedback promptly and within ten calendar days).

3.    Term. The initial term of this Agreement shall commence on the date hereof and shall end on the one-hundredth anniversary of the date hereof (“Initial Term”). Unless terminated by the Company with ninety (90) day written notice to the respective legal representatives, heirs or estates of each Licensor prior to the end of the Initial Term or any Renewal Term, by other provisions in this Agreement, or by operation of law, this Agreement shall renew for consecutive ten (10) year periods (each, a “Renewal Term”). The Initial Term, together with any and all Renewal Terms, shall be referred to collectively as the “Term” hereunder.

4.    Quality Control. Upon reasonable written request and to the extent reasonably necessary to protect each Licensor’s rights under this Agreement, each Licensor or his or her successor or assignee shall have the right to request and receive, at no cost to such Licensor, a sample of each Licensed Product’s stock-keeping unit, and an opportunity to sample or observe any Licensed Service, in each case that is not freely available to the public and utilizes Property relating to such Licensor, as well as a prototype of each Licensed Product and each type of all promotional, advertising and marketing material (to the extent not freely available to the public) used in connection therewith. In the event that in a Licensor’s reasonable and good faith judgment, any Licensed Product or Licensed Service utilizing Property relating to such Licensor fails (other than in an immaterial manner) to satisfy the Historical Standard, then promptly upon written notice by such Licensor to the Company, the Company and such Licensor shall cooperate in good faith to make commercially reasonable changes (if any) to such Licensed Product or Licensed Service to comply with the Historical Standard. For the avoidance of doubt, a Licensor’s right under this Section 4 shall apply only to a Licensed Product or Licensed Property utilizing Property relating to such Licensor.

5.    The Properties.

(a)    The Company shall not at any time commit any act anywhere in the world which would reasonably be expected to have a material adverse effect on a Licensor’s rights in and to his or her respective Property (other than the Company Name Rights), or any registrations therefor or any applications for registration thereof. The Company shall never challenge anywhere in the world a Licensor’s ownership of or the validity of the Property licensed hereunder, any application for registration therefor or any rights therein or thereto, except as otherwise expressly provided herein, or where such application or registration is in violation of the rights granted to the Company hereunder. Licensors shall make no challenges to the Company Name Rights, the Derived Marks (as defined below), or Company’s right to use the Property other than action for a breach of this Agreement per the terms in this Agreement or any remedy related to such breach available to the Licensor under applicable law. For the avoidance of doubt, nothing in this section shall be deemed to limit the terms of Section 8 of this Agreement. During the Term, each Licensor shall not commit any act or do anything which is deceptive or obscene and is reasonably likely to materially damage the value of the Property to the Company.

(b)    Subject to the terms of this Agreement, the Company may combine any designation with the Property so as to form a new trademark, service mark, trade name or company name (such names or Property, the “Derived Marks”). For the avoidance of doubt, the

Derived Marks shall include any names or marks used by the Company prior to the date hereof which include or are derived from any Property. Subject to the terms of this Agreement, the Company shall be the owner of the Derived Marks (but not of the Property incorporated therein).

(c)    The Company, at its sole expense and discretion, shall file appropriate registrations in its own name or in the name of a Company subsidiary of any Derived Marks in a way so as to preserve the goodwill thereof and Licensors’ rights in the Property, shall prosecute and defend such registrations and all common law rights in the Derived Marks and Property, to the extent used in connection with the Licensed Products and Licensed Services, consistent with good commercial practices, and shall use all reasonable commercial efforts to defend and otherwise protect the Derived Marks and the Property, to the extent used in connection with the Licensed Products and Licensed Services. At the request of either Licensor or the legal representative, heirs or estate of a Licensor, the Company shall, at the Company’s option: (i) prosecute, including by filing lawsuits or other actions, any potential infringement, dilution, libel, slander or other diminution in the goodwill or other denigration of the Property by any third party, at the Company’s expense, (ii) take other commercially reasonable steps to abate the infringement, dilution, libel, slander, diminution of goodwill or other denigration, or (iii) upon written notice to the requesting Licensor, allow Licensor (or their legal representative, heirs or estate) to file a lawsuit for such action at Licensor’s sole expense. The party commencing legal action under this Section 5(c) shall be entitled to the proceeds, or other legal remedies, of any such action. The Company may, in its discretion and at its expense, also institute such prosecutions, lawsuits or other actions or take such other commercially reasonable steps, where not requested by a Licensor, his or her legal representative, heirs or estate, in the event the Company determines that the protection of the Property or the Derived Marks reasonably requires such action. In such cases initiated by the Company, the Company shall be entitled to the proceeds, or other legal remedies, of any such action. In the event that the Company learns of any infringement or other violation of rights in or to the Property, it shall promptly notify the Licensors thereof.

(d)    At a Licensor’s request, the Company shall execute all documents reasonably requested by such Licensor to confirm such Licensor’s ownership of rights in and to his or her respective Property (excluding, for the avoidance of doubt, any Company Name Rights or Derived Marks (other than the Property incorporated therein)). The Company shall cooperate at a Licensor’s reasonable request in connection with the filing and prosecution of applications to register the Property and in connection with the maintenance and renewal of such registrations as may issue. Each Licensor and the Company shall cooperate in good faith, taking into account their respective interests in and rights to the Property, to determine whether or not such applications are filed and prosecuted and registrations are maintained. The Company shall pay all commercially reasonable costs and expenses of any such filings or proceedings and have sole direction over the prosecution of any such applications.

(e)    At the Company’s request, a Licensor shall execute all documents reasonably requested by the Company necessary to perfect the Company’s rights in the Company Name Rights and/or Derived Marks. The Licensors shall cooperate at the Company’s reasonable request in connection with the filing and prosecution of applications to register the Company Name Rights and/or Derived Marks and in connection with the maintenance and renewal of such registrations as may issue. Each Licensor and the Company shall cooperate in good faith, taking into account their respective interests in and rights to the Company Name Rights and/or Derived Marks, to determine whether or not such applications are filed and prosecuted and registrations are maintained. The Company shall pay all costs and expenses of any such filings or proceedings.

(f)    If either Licensor, on the one hand, or the Company, on the other hand, reasonably requests of the other to take an action in connection with the foregoing, the other party shall cooperate in connection with any such action, including, without limitation, by being a plaintiff or co-plaintiff and by causing its officers, directors, and employees to execute documents and to testify. If the Company desires to take action with respect to a violation or infringement of the Property, it shall consult with the applicable Licensor. All commercially reasonable costs and expenses of the actions described in this paragraph shall be borne by the party requesting the other party(ies) to take such action(s) pursuant to this Section 5(f).

(g)    The Company shall take actions to protect the Derived Marks and the goodwill related thereto consistent with the provisions of this Section.

6.    Indemnity.

(a)    The Company hereby saves and holds each Licensor, his or her heirs, estate, successors and assigns (the “Indemnified Parties”) harmless of and from, and indemnifies and agrees to defend them against any and all losses, liability, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) which they may incur or be compelled to pay, or for which they may become liable or be compelled to pay in any action, claim or proceeding against them, for or by reason of (i) any acts, whether of omission or commission, that may be committed or suffered by the Company or any of its officers, directors, employees, agents or servants and relate to the Company’s use of the Property and the Derived Marks, or (ii) the breach by the Company of any covenant contained herein.

(b)    In the event that an Indemnified Party receives notice of a claim as to which indemnification is sought, such party shall promptly (and in any event, within ten (10) business days of the Indemnified Party’s receipt of such notice) notify the Company thereof; provided that the failure to so promptly notify shall not exempt the Company from its obligations hereunder except to the extent that such failure has actually prejudiced the Company’s or such Indemnified Party’s legal position with respect to the claim. Upon receipt of notice from the Indemnified Party, the Company shall advise the Indemnified Party that it has assumed the defense thereof. The Indemnified Party shall have the right, at its sole expense, to retain legal counsel to participate in and monitor the defense of the claim, provided that the Company shall have the right to direct and control such defense. The Company shall not settle or compromise any claim or consent to entry of any judgment related to the Property which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, or settle or compromise any claim relating to the Property or the Derived Marks which would materially limit the use by a Licensor of the Property.

(c)    In connection with any action by the Company to enforce, protect or defend the Property, to the extent used in connection with the Licensed Products and Licensed Services, or the Derived Marks, each Licensor may elect to retain counsel of his or her own choosing, in addition to the Company counsel, in order to monitor and participate in such action. The Company agrees to consider in good faith the views of such counsel and to keep the applicable Licensor and such counsel reasonably informed of the progress of any such action, subject to the preceding sentence.

7.    Protective Provisions.

(a)    From the date of this Agreement and continuing until the occurrence of a Bankruptcy Event or the approval by the Company’s shareholders of a plan of liquidation or dissolution of the Company (the “Non-Competition Period”), neither Licensor shall, directly or as owner, partner, investor, consultant, agent, officer, director, employee, co-venturer or otherwise, engage in Competitive Activity.

(b)    Each Licensor agrees that during the Non-Competition Period, such Licensor will not, either directly or through any agent or employee, Solicit any officer or employee of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries or to apply for or accept employment with any enterprise, or Solicit any customer, supplier, licensee or vendor of the Company or any of its subsidiaries to terminate or materially modify its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its subsidiaries.

(c)    Notwithstanding any other provision of this Agreement, but subject to any employment or other agreement that a Licensor may have from time to time with the Company, other than as specified in Section 7(d) below, the licenses provided herein shall not prohibit either Licensor from: (i) engaging in other endeavors that do not compete with the Licensed Products or Licensed Services, including without limitation any fitness programs such as the XPT fitness program; (ii) using the Property to endorse products or engage in business activities that do not compete with the Company; (iii) making speeches or public appearances (including on radio, television, in films or over the Internet or similar media) for any purpose other than the promotion of a product or service that competes in any material respect with the Licensed Products or Licensed Services; (iv) writing any books, articles, movies, plays, scripts or other literary products, or appearing or performing in any plays, television shows, movies or other media, provided that such acts by Licensors do not promote a product or service that competes in any material respect with the Licensed Products or Licensed Services; (v) becoming a director, employee, partner, advisor, member, consultant or shareholder of, investor in or otherwise be engaged with any other company, corporation, partnership or other entity that does not compete in any material respect with the Licensed Products or Licensed Services; and (vi) activities which are incidental and do not infringe on the Company’s rights hereunder. In the event Company reasonably and in good faith determines that such activities have a materially adverse impact on the Company, the Company Name Rights, or the Derived Marks, Licensor shall cooperate in good faith to make such adjustments necessary to abate or minimize such adverse impact.

(d)    Prior to either Licensor entering an agreement to commence any commercial relationship (including without limitation as a promoter, brand ambassador, director, officer, consultant or investor) with a dietary supplement, food, or beverage provider that would not otherwise be prohibited by Section 7(a) (the “ROFR Supplement”), such Licensor shall provide the Company with written notice, which shall include the material details of such proposed commercial relationship (the “ROFR Notice”), and the Company shall have a right of first refusal over such activities (the “ROFR”). Upon receipt of the ROFR Notice, the Company shall have thirty (30) days to inform the relevant Licensor of its intention to exercise or waive its ROFR. The Company shall be deemed to have waived the ROFR if it shall not have informed the relevant Licensor within such thirty (30) day period of its intention to exercise the ROFR. Upon exercise of the ROFR, Licensor shall terminate any business discussions with the relevant nutritional or supplement provider and, if (a) the commercial relationship involves payment of an immediate cash sum to the Licensor, the Company shall promptly pay such Licensor such amount, or (b) the commercial relationship involves payment of an amount which is uncertain or subject to other restrictions (e.g., a delayed payment, a royalty or an equity interest), the Company and Licensor shall promptly endeavor to agree to a materially equivalent arrangement (the “ROFR Payment”), as determined in the reasonable judgment of the Board of Directors of the Company. Upon agreement to pay the ROFR Payment, the ROFR Supplement (and materially similar products) shall be deemed to be within the Product Scope for purposes of this Agreement with respect to both Licensors.

(e) If the duration of, the scope of, or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Each Licensor hereby acknowledges that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8.    Certain Remedies.

(a)    The parties agree that the remedies at law for any material breach or threatened material breach of this Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching party shall be entitled to seek specific performance of this Agreement. The parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened material default in, or material breach of, any of the terms hereof, the party aggrieved thereby shall have the right to seeks specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.

(b)    In the event that a Change in Control has occurred and in a Licensor’s reasonable and good faith judgment, any Licensed Product or Licensed Service utilizing Property relating to such Licensor fails (other than in an immaterial manner) to satisfy the Historical Standard following modifications to such Licensed Product or Licensed Service in connection with Section 4 hereof, then such Licensor, after providing the Company with thirty (30) business days’ notice, during which the Company may cure such failures, shall have the right to terminate the license granted under this Agreement to the Company for the use of the Property relating to such Licensor, subject to a six-month sell-off period for the Company with respect to its then-current inventory. In the event the Company or a Licensor brings legal action relating to this Section 8(b), such termination shall be tolled until such legal action is resolved either by settlement or final, un-appealable judgment.

9.    Certain Definitions.

(a)    “Affiliate” shall mean, with respect to a person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person; as used in this definition, “control” (including, with its correlative uses “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)    “Bankruptcy Event” shall mean the Company or any of the Company’s significant subsidiaries (as defined under clauses (1) or (2) of Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended; provided that references to “10 percent” in clauses (1) and (2) of such definition shall be replaced with “20 percent”), pursuant to or within the meaning of any Debtor Relief Law:

(1)    commences proceedings to be adjudicated bankrupt or insolvent;

(2)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Debtor Relief Laws;

(3)    consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(4)    makes a general assignment for the benefit of its creditors.

In addition, a “Bankruptcy Event” shall be deemed to have occurred when a court of competent jurisdiction enters an order or decree under any Debtor Relief Law (and the order or decree remains unstayed and in effect for 60 consecutive days) that:

(1)    is for relief against the Company or any significant subsidiary in a proceeding in which the Company or any significant subsidiary is to be adjudicated bankrupt or insolvent;

(2)    appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any significant subsidiary, or for all or substantially all of the property of the Company or any significant subsidiary; or

(3)    orders the liquidation, dissolution or winding up of the Company or any significant subsidiary.

(c)    “Change in Control” shall mean:

(1)    any transaction (or series of related transactions) that results in the acquisition of 50% or more of the outstanding voting securities of the Company by another entity or group (i.e., an entity or group other than all existing beneficial owners of the Company at the time of such transaction or series of related transactions); excluding, however, any acquisition by the Company;

(2)     consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(3)    the Company’s shareholders approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, and such liquidation, sale or disposition, as applicable, actually occurs.

(d)    “Competitive Activity” shall mean any activity that, whether conducted as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity, competes with the natural food and beverage business, which shall without limitation include all products within the Product Scope (or any other business using any Property of either Licensor) of the Company or any of its subsidiaries, any dietary supplement, food, or beverage products of the Company approved by the Licensors, and any commercial partnership, joint venture or other strategic agreement between the Company or any of its subsidiaries and any third party in connection to the marketing, sale or distribution of such products; provided, however, that nothing contained in this Section 9(d) shall be deemed to prohibit a Licensor from acquiring, solely as a passive investment, less than 1% of the total outstanding securities of any publicly-traded corporation.

(e)    “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(f)    The “Historical Standard” shall mean, generally, the reputation for quality of the Licensed Products, Licensed Services or other use of the Property by the Company before the date that Mr. Hamilton ceases to be an officer, director or employee of, or consultant to, the Company. The “Historical Standard” as applied to any Licensed Product shall additionally mean a nutritionally-focused product proposition, the ethical sourcing of ingredients, and the use of organic sourcing of ingredients to a commercially reasonable extent.

(g)    “Predecessor Agreements” shall mean that certain License Agreement between the Company and Ms. Reece, dated May 2, 2018, that certain License Agreement between the Company and Mr. Hamilton, dated August 3, 2015, and that certain License and Preservation Agreement between the Company, Ms. Reece and Mr. Hamilton, dated November 19, 2018.

(h)     “Product Scope” shall include: foods and beverages incorporating coconut products; teas, coffees, “creamer” or “whitener” coffee-additive products; products marketed as “superfood” products; powdered mushroom supplements; children’s and adult hydration beverages; “green drink” products; natural sleep-enhancing beverage products; natural focus-enhancing beverage products; natural “brain support” (BDNF)-beverage products; protein powder mixes for beverages; maca and botanical products; coffee and fat “chew”-type snack products; and any dietary supplement, food and beverage items manufactured or distributed by the Company during the term of this Agreement.

(i)     “Solicit” shall means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.

10.    Miscellaneous.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The parties agree that all actions and proceedings arising out of or relating directly or indirectly to this Agreement shall be litigated solely and exclusively in the state or federal courts located in the City of New York, New York, and that such courts are convenient forums. Each party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

(b)    Subject to Section 2(a), this Agreement is not assignable by the either party without the prior written approval of the other party or parties, as applicable (or his, her or its legal representatives, heirs or estates), such approval not to be unreasonably withheld. Any such successor or assignee shall, upon written request, promptly provide the other party or parties (or his, her or its legal representatives, heirs or estates) with a written acknowledgement that it shall be bound by all the terms of this Agreement. This Agreement shall inure to the benefit of and be binding upon the successors, legal representative, heirs and assigns of each party hereto.

(c)    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Licensors, their legal representatives, heirs or estates:

At the address(es) on file with the Company

If to the Company:

Laird Superfood, Inc.

275 W. Lundgren Mill Drive

Sisters, Oregon 97759

Attention: Chief Financial Officer

or to such other address as either party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when actually received by the addressee, except in the event that (1) the postal service provides notice that a mailed notice is undeliverable or (2) a Party (or the Party’s legal representatives, heirs or estates) has failed to provide notice of a change of address in accordance with the terms of this Section 10(c) (either, a “Non-Deliverable Notice Event”). Upon a Party’s good faith determination that a Non-Deliverable Notice Event has occurred, notice shall be effective as of three (3) days from the date of the deposit of such notice with the postal service or hand-delivery courier service.

(d)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e)    None of the provisions contained in this Agreement are intended by the parties hereto, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

(f)    Each Licensor and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, including the Predecessor Agreements, which are hereby terminated. To the extent any rights in any Predecessor Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control and be binding upon the parties.

g)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(h)    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

LICENSORS:

/s/ Laird J. Hamilton
Laird J. Hamilton

/s/ Gabrielle A. Reece
Gabrielle A. Reece

COMPANY:

LAIRD SUPERFOOD, INC.

By:	/s/ Paul Hodge
Name:	Paul Hodge
Title:	Chief Executive Officer and President